Exhibit 10.1

Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of April 25,  2018 by and among Spectrum Brands, Inc., a Delaware corporation (the “Company”), Spectrum Brands Holdings, Inc., a Delaware corporation (including any entity that becomes the successor public holding company of such entity, the  “Parent”), and David M. Maura (“Executive”).

WHEREAS, the parties have previously entered into that certain Employment Agreement, dated January 20, 2016, as amended (the “Initial Agreement”), pursuant to which the duties, terms, conditions, and compensation arrangements for the Executive’s employment with the Parent and Company as executive chairman of the Board of Directors of the Parent were set forth; and

WHEREAS, the parties now desire to expand the employment duties of the Executive and change the compensation and certain other terms and conditions of the Initial Agreement, and accordingly agree to amend and restate such agreement as set forth herein.

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, which include the provision of certain benefits and compensation to which Executive would not otherwise be entitled or receive, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Parent and Executive hereby agree as follows:

1. Employment Duties and Acceptance. The Company hereby employs Executive as, and Executive agrees to serve and accept employment with the Company as, Executive Chairman of the Board of Directors of the Parent ("EC"),  and Chief Executive Officer of the Parent ("CEO"), in both roles reporting directly to the Board of Directors of the Parent (the “Board”). During the Term (as defined in Section 2 hereof), Executive shall perform such duties as reasonably requested by the Board consistent with Executive’s respective positions as EC and CEO,  as applicable, and shall devote such time as is reasonably necessary to perform his duties under this Agreement. As EC and as CEO, Executive shall have the authority and responsibilities consistent with such titles. It is understood and agreed that any actions with respect to Executive’s employment, including amendments to this Agreement or changes in compensation, may only be taken pursuant to the advance approval of the Board.    In addition, during the Term, Executive agrees to serve, without any additional compensation, as the Chief Executive Officer of the Company and as an officer and/or director of any other subsidiaries or controlled affiliates of the Parent, as requested by the Board and so long as consistent with the terms of this Agreement.

2. Term of Employment. Subject to the termination of employment as set forth in Section 4 hereof, Executive’s employment and appointment hereunder shall be for a term commencing on April 25,  2018 (the “Effective Date”) and expiring thirty-six (36) months thereafter, on April 24, 2021 (the “Initial Term”). Upon expiration of the Initial Term and subject to the termination of employment provisions as set forth in Section 4 hereof, this Agreement shall automatically extend for successive renewal periods of one (1) year (the “Renewal Term(s)”), unless either party provides written notice at least ninety (90) days prior to the last day of the Renewal Term of its election not to renew the Initial Term or any Renewal Term. The Initial Term and any Renewal Terms shall be collectively referred herein to as the “Term”. For the avoidance of doubt, any termination for non-renewal of the Term shall be treated in accordance with Section 4(d) hereof.

3. Compensation and Benefits. During the Term of this Agreement and provided Executive’s employment has not terminated pursuant to Section 4 hereof, in consideration for the

Exhibit 10.1

performance by Executive of his duties hereunder, the Company shall pay or provide to Executive certain compensation and benefits as set forth in this Section 3,  as set forth in existing Company compensation plans and equity awards, and such other compensation as the Compensation Committee of the Board (the “Compensation Committee”) may determine and as approved by the Board (collectively, “Compensation and Benefits”). Executive agrees to accept the Compensation and Benefits as set forth in this Section 3 in full satisfaction for his performance hereunder and agrees that necessary withholdings for taxes, FICA contributions and the like (including any other applicable withholdings) may be deducted from such Compensation and Benefits.

(a) Base Salary. During the Term and for so long as applicable, Executive shall receive a base salary of (i) Seven Hundred Thousand Dollars ($700,000) per annum for his services as EC (the “EC Base Salary”) and (ii) Two Hundred Thousand Dollars ($200,000) per annum for his services as CEO (the “CEO Base Salary”) (collectively, "Base Salary").  Such amounts, as applicable, shall be paid in equal semi-monthly installments in arrears. The Compensation Committee shall review annually the Base Salary payable to Executive hereunder and may, in its discretion and with approval of the Board, increase (but not decrease) one or both of such amounts comprising the Base Salary. Any such increased EC Base Salary or CEO Base Salary shall be and become the “EC Base Salary” or "CEO Base Salary", respectively, for purposes of this Agreement.

(b) Annual Management Incentive Plan Bonus. Executive shall be eligible to receive a Management Incentive Plan (or comparable successor plan) bonus (the “Bonus”) for each fiscal year during the Term, payable annually as set forth below, which shall be based on a target amount of one hundred twenty-five percent (125%) of EC Base Salary and CEO Base Salary, each for so long as applicable hereunder (the “Target Amount”) paid during the applicable fiscal year, provided the Parent achieves certain annual performance goals (the “MIP Performance Targets”) as established by the Board and/or Compensation Committee for each applicable fiscal year, following consultation with Executive. For the 2018 fiscal year, the Target Amount shall be based on the full fiscal year Base Salary of $900,000, and not a lesser prorated amount. Such performance targets shall be communicated within seventy-five (75) days following the commencement of the applicable fiscal year. If Executive exceeds the Performance Target in the applicable fiscal year, the Bonus shall be increased in accordance with the formula approved by the Compensation Committee no later than the close of the first quarter of the year following the applicable fiscal year; provided, however, in no event shall the Bonus exceed 250% of the Target Amount. Any such increased annual Bonus shall be and become the “Bonus” for the applicable fiscal year for purposes of this Agreement. The Bonus shall be payable in cash and/or stock (which shall be vested fully as of the date of grant) the percentages of which shall be identical to those paid to the Company’s senior executives as established by the Compensation Committee, but not later than the seventy-fourth (74th) calendar day following the end of the fiscal year to which the Bonus relates.

(c) Insurance Coverages and Benefits. Executive shall be eligible to participate in such insurance plans (including, but not limited to, healthcare, dental, vision, life, supplemental life, and disability) and all other benefits, if any, as are made available from time to time by the Company to its executive officers, subject to the terms and conditions of such plans, as may be amended, modified or terminated from time to time.

(d) Annual Equity Incentive Plan Awards. Executive shall be eligible to participate in the Company’s Equity Incentive Program or comparable successor plan (“EIP”). For each fiscal year ending during the Term (commencing with fiscal year 2018), Executive shall be eligible to receive a

Exhibit 10.1

performance-based restricted stock unit award (“EIP Award”) valued at the target level of performance at Three Million Dollars ($3,000,000) for his service as EC and at Two Hundred Thousand Dollars ($200,000) for his service as CEO, each for so long as applicable hereunder, with both such values determined on the grant date for the applicable fiscal year, provided the Parent achieves certain annual performance goals (the “EIP Performance Targets”) as established by the Board and/or Compensation Committee for each such applicable fiscal year, following consultation with Executive. Both the grant of any EIP Award and vesting of any earned restricted stock units pursuant to the EIP Award shall be in accordance with the terms and conditions of the award agreement for such EIP Award and the applicable shareholder-approved stock plan (which currently is the Spectrum Brand Holdings, Inc. 2011 Omnibus Equity Award Plan, as amended (the “Omnibus Stock Plan”)) and shall be subject to the Compensation Committee’s and Board’s approval.

(e) Spectrum S3B Equity Program Award.  Executive shall continue his participation in the S3B multi-year equity incentive program in accordance with the existing terms and conditions as set for in the S3B equity award agreement, subject to the provisions of the Omnibus Stock Plan and any payouts under such award will remain subject to the Compensation Committee’s and Board’s approval.

(f) Future Multi-year Incentive Programs. At the discretion of the Compensation Committee and with Board approval, during the Term Executive may be eligible to participate in future multi-year incentive programs and to receive additional grants of stock, restricted stock, restricted stock units, and/or stock option awards, including under successor programs to the Spectrum S3B Equity Program. Any award of stock, restricted stock, restricted stock units, and/or stock options, shall be subject to the terms and conditions as established by the Compensation Committee and approved by the Board, after consultation with the Executive, which terms shall be substantially identical to those for the Company’s other senior executives.

(g) Vesting of Equity. The vesting of equity grants to Executive shall be as provided in each applicable equity award agreement; provided, however, that such equity award agreements shall provide, and shall be deemed to provide in case of any ambiguity or discrepancy, that (1) in the event of a termination of employment by the Company without Cause, for death or Disability, or by Executive for Good Reason (each as defined in this Agreement), there shall be accelerated vesting of all unvested outstanding time-based equity awards; and (2) in the event of a Change in Control Termination (as defined in this Agreement) there shall be accelerated vesting of all unvested outstanding time-based and performance-based awards (at target); in each case as more fully set forth in the applicable award agreements.

(h) Vacation. Executive shall be entitled to four (4) weeks of vacation for each full year.

(i) Vehicle. Pursuant to the Company’s policy for use of vehicles by executives, Executive shall be provided with the use of a leased vehicle. Unless the Executive’s employment is terminated by the Company for Cause pursuant to Section 4(a) or by the Executive voluntarily pursuant to Section 4(f), Executive shall be permitted to drive the Company vehicle for the duration of the twelve (12)-month period following termination and at the end of such twelve (12)-month period, Executive will be permitted to purchase the Company vehicle at the Company’s book value of the vehicle as of the date of purchase.

Exhibit 10.1

(j) Tax Preparation and Estate Planning Assistance. The Executive shall receive a stipend for fees incurred in connection with the advice and preparation of his income tax filings and returns for each calendar year that occurs during the Term and for his estate planning, all in accordance with the Company’s policies.

(k) Other Expenses. Executive shall be entitled to reimbursement of all reasonable and documented expenses actually incurred or paid by Executive in the performance of Executive’s duties under this Agreement, upon presentation of expense statements, vouchers or other supporting information in accordance with Company policy. All expense reimbursements and other perquisites of Executive are reviewable periodically by the Compensation Committee of the Board.

(l) D&O Insurance. Executive shall be entitled to indemnification from the Company as set forth in Section 10(r) hereof.  Such indemnification shall be covered by the terms of the Company’s and the Parent’s policies of insurance for directors and officers in effect from time to time (the “D&O Insurance”). Copies of the Parent’s and the Company’s charters, by-laws and D&O Insurance will be made available to Executive upon request.

4. Termination.

(a) Termination by the Company with Cause. The Company, pursuant to the direction of the Board, shall have the right at any time to terminate Executive’s employment hereunder,  upon written notice upon the occurrence of any of the following (any such termination being referred to as termination for “Cause”):

(i) the commission by Executive of any deliberate and premeditated act taken by Executive in bad faith against the interests of the Parent, the Company or their controlled affiliates that causes or is reasonably anticipated to cause material harm to the Parent, the Company or their controlled affiliates;

(ii) Executive has been convicted of, or pleads nolo contendere with respect to, any felony or any lesser crime or offense having as its predicate element fraud, dishonesty or misappropriation of the property of the Parent, the Company or their controlled affiliates that causes or is reasonably anticipated to cause material harm to the Parent, the Company or their controlled affiliates;

(iii) the habitual drug addiction or intoxication of Executive which negatively impacts his job performance, or Executive’s failure of a Company-required drug test;

(iv) the willful failure or refusal of Executive to perform his duties as set forth herein or the willful failure or refusal to follow the direction of the Board that are consistent with the terms of this Agreement,  provided such failure or refusal continues after thirty (30) calendar days of the receipt of notice in writing from the Board of such failure or refusal, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate Executive’s employment hereunder if such failure or refusal is not remedied within such thirty (30) day period; or

(v) Executive materially breaches any of the terms of this Agreement or any other agreement between Executive and the Company and/or the Parent, which breach is not cured within thirty (30) calendar days subsequent to notice from the Company to Executive of such breach and

Exhibit 10.1

which notice refers to this Section 4(a) and indicates the Company’s intention to terminate Executive’s employment hereunder if such breach is not cured within such thirty (30) day period.

If such definition of termination for “Cause” set forth above conflicts or differs with such definition in Executive’s time-based or performance-based restricted stock unit or restricted stock award agreements (individually, the “Stock Agreement” and collectively, the “Stock Agreements”), or any agreements referred to therein, the definition set forth in this Agreement shall control.

(b) Termination for Death or Disability. The Company, pursuant to the direction of the Board, shall have the right at any time to terminate Executive’s employment hereunder upon thirty (30) calendar days prior written notice should Executive (i) suffer a medically determinable physical or mental impairment that (x) can reasonably and in good faith be expected to result in death or (y) can reasonably and in good faith be expected to last for a continuous period of not less than six months; provided that,  in each case such impairment actually causes Executive to be unable to perform the duties of his position hereunder or any substantially similar position of employment for a period of at least three (3) months (“Disability”) and (ii) not have returned to the full-time performance of his duties within thirty (30) calendar days after such notice of termination is given to the Executive. The Company’s obligations hereunder shall, subject to the provisions of Section 5(b), also terminate upon the death of Executive.

(c) Termination without Cause.    The Company, pursuant to the direction of the Board, shall have the right at any time to terminate Executive’s employment, with respect to his role as CEO, or all of his roles, for any other reason without Cause upon ninety (90) calendar days prior written notice or immediately with payment of CEO Base Salary, or the EC Base Salary, as applicable, for such period in lieu of notice thereof to Executive;  provided that, it is agreed and understood that the Parent may elect to terminate the Executive’s role as CEO without terminating his role as EC, but if the Parent elects to terminate his role as EC, it shall also terminate all his other roles with the Parent and the Company.

(d) Termination for Non-renewal.  For all purposes of this Agreement, the termination of Executive’s employment with respect to his role as CEO or all of his roles, as a result of the failure of the Company, pursuant to the direction of the Board, to renew the Initial Term or any subsequent Renewal Term shall be deemed a termination without Cause with respect to such role(s), as of the date of the expiration of the Term. Upon the expiration of the Initial Term or any Renewal Term then in effect under this Section 4(d), with respect to any or all of the Executive’s role(s),  Executive’s employment shall terminate with respect to such applicable role(s).

(e) Termination in Connection with a  Change in Control.  If in the period that begins sixty (60) days prior to the occurrence of a Change in Control (or, if earlier, upon the signing of a definitive agreement to enter into an event that actually results in a Change in Control) and ends upon the first anniversary of after the consummation of such Change in Control, Executive’s employment with respect to his role as EC or all his roles is terminated by the Company without Cause (and not due to death or Disability) or by Executive for Good Reason (such termination, a “Change in Control Termination”), then the Executive shall be entitled to the payments, benefits and acceleration of unvested equity awards as set forth in Section 5(c) below with respect to his role as EC or all his roles (respectively). For purposes of this Agreement, “Change in Control” shall have the meaning given it in the Omnibus Stock Plan.

Exhibit 10.1

(f) Voluntary Termination by Executive. Executive shall be entitled to voluntarily terminate his employment with respect to all (but not less than all) his roles hereunder upon ninety (90) calendar days' prior written notice to the Company. Any such termination with respect to all such roles shall be treated as a termination by the Company for “Cause” under Section 5(a). Notwithstanding the foregoing, with the prior consent on the Board, the Executive may terminate his position as CEO without terminating his other roles with the Company and in such case shall termination shall be treated in accordance with Section 5(b)(i).

(g) Termination by Executive for Good Reason. Executive shall be entitled to terminate his employment and appointment with respect to his CEO role or all his roles  hereunder for Good Reason if the Company fails to remedy the condition creating the Good Reason within thirty (30) calendar days subsequent to written notice from Executive to the Company, and any such termination with respect to such role(s) shall be treated as a termination by the Company without Cause with respect to such role(s). Written notice of the existence of the condition creating the Good Reason termination must be given by the Executive to the Company within ninety (90) calendar days after the date Executive has knowledge that an event constituting Good Reason has occurred. For this purpose, “Good Reason” shall mean:

(i) any reduction, not consented to by Executive, in Executive’s EC Base Salary, CEO Base Salary or the corresponding target annual bonus opportunities referred to in Section 3(b), then in effect;

(ii) the relocation, not consented by Executive, of the office location at which Executive is principally employed as of the Effective Date (“Office”) to a location more than fifty (50) miles from such Office, or the requirement by the Company that Executive be based at an office other than the Office on an extended basis, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations;

(iii) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties with respect to his role as EC, with respect to his role as CEO, or with respect to both roles (as the case may be);

(iv) a breach by the Company of any of its material obligations under this Agreement with respect to any of his roles; or
(v) the failure of the Company to obtain the agreement for any successor to the Company or the Parent to assume and agree to perform this Agreement.

(h) Notice of Termination. Any termination with respect to any of Executive’s roles (except due to the death of Executive) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8. For purposes of this Agreement, a “Notice of Termination” means a written notice given prior to the termination which (i) indicates the specific termination provision in this Agreement relied upon and the role or roles to which such termination relates, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment with respect to the specific role,  under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date for such termination (which date shall be not more than fifteen (15) calendar days after the giving of such notice, unless a longer notice is required pursuant to another section of this

Exhibit 10.1

Agreement). The failure by any party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the party or preclude the party from asserting such fact or circumstance in enforcing its rights under this Agreement.

(i) Resignation from Positions with Company and Parent.    Upon termination of the Executive’s employment (x) from all his roles with the Company and Parent, unless the Company requests otherwise, Executive shall be deemed to have resigned, effective immediately, from all offices, directorships, and other positions he held with the Company, the Parent and their controlled affiliates or (y) from his CEO role with the Company and Parent, unless the Company requests otherwise, Executive shall be deemed to have resigned, effective immediately, from the CEO position held with the Company, the Parent and their controlled affiliates.  In connection with the foregoing . Executive shall execute any documents reasonably required to effectuate such termination(s) or resignation(s) from any of his role(s) with the Company, the Parent and their subsidiaries and controlled affiliates. It is hereby acknowledged and agreed that, other than as provided in Section 5 hereof, Executive shall not be entitled to any additional compensation or benefits in connection with such resignation(s) or termination(s).

5. Effect of Termination of Employment.

(a) Termination by the Company with Cause or Voluntarily by Executive. If during the Term, the Executive’s employment with respect to his role as EC, as CEO, or all of his roles, is terminated by the Company with Cause or if Executive voluntarily terminates his employment with respect to one or more of his role(s) hereunder, Executive’s Compensation (with respect to such role(s))  and Benefits (in the case where he is terminated from all his roles)  specified in Section 3 shall cease at the time of such termination, and Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination; provided, however, that Executive shall be entitled to continue to participate in the Company’s medical benefit plans to the extent required by law. Upon any such termination of any of the Executive’s role(s), the Company shall promptly pay to Executive accrued salary and vacation pay, reimbursement for expenses incurred through the date of termination in accordance with the Company policy, and accrued benefits through the Company’s benefit plans, programs and arrangements (the “Accrued Obligations”).

(b) Without Cause, for Good Reason, Death or Disability. If during the Term, the Executive’s employment is terminated with respect to his role as CEO or all of his roles,  (1) by the Company without Cause, (2) by Executive for Good Reason pursuant to Section 4(g), or (3) by reason of death or by the Company for Disability, then in each such case the Company shall pay Executive the Accrued Obligations and Executive’s Compensation and Benefits specified in Section 3 with respect to the role(s) terminated through the date of such termination, and Executive shall not be entitled to any compensation with respect such role(s) specified in Section 3 that was not required to be paid prior to the date of such termination.  In addition to the foregoing and provided that (x) Executive executes a separation agreement with respect to the role(s) terminated with a release of claims agreeable to the Company as further set forth in Section 5(b)(ii)(F) below (to the extent that Executive is physically and mentally capable to execute such an agreement) and (y) Executive adheres to the restrictions set forth in Sections 6 and 7 below (to the extent applicable), the Company shall pay Executive the amounts and provide Executive the benefits as follows:

(i)In the case of termination under this Section 5(b) from his role as CEO:

Exhibit 10.1

(A)$250,000 of Executive's outstanding time-based equity awards (based on the value ascribed to such awards at the time of grant) shall immediately vest in full, as provided in the applicable equity award agreements.  The identity of which specific time-based equity awards shall be vested in full shall be as determined by the Compensation Committee of the Board in its sole discretion.

(B)The Company shall pay to Executive as severance a cash payment in an amount of $500,000, such cash amount to be paid to Executive ratably monthly in arrears over the twelve (12)-month period immediately following such termination. Additionally, the Company shall pay to Executive a pro rata portion of the annual Bonus relating to the CEO Base Salary applicable to the fiscal year in which termination occurs based on the amount Executive would have earned for the fiscal year in which termination occurs, based on the achievement of the applicable MIP Performance Targets for such year, as determined by the Compensation Committee. Such pro-ration shall be based on the number of weeks Executive worked during such fiscal year prior to such termination divided by fifty-two (52). Payment of this pro-rated Bonus amount will be made in cash at the same time which a Bonus would have been paid to Executive for the fiscal year in which termination occurs if Executive had not terminated employment with the Company. If Executive’s employment is terminated during the Initial Term by the Company without Cause, by Executive for Good Reason, or due to a Change in Control Termination, then for purposes of the calculation of the cash payments due to Executive pursuant to Section 5(b)(i)(B) above, this amount shall be equal to the greater of (xx) the cash amount referred to in Section 5(b)(i)(B) above or (yy) a cash amount equal to Executive’s monthly CEO Base Salary times the number of months remaining in the Initial Term, with a pro rata amount being calculated for any partial month in such time period.  Payments otherwise receivable by Executive pursuant to this Section 5(b)(i) shall cease immediately upon the discovery by the Company of Executive’s breach of the covenants contained in Sections 6 or 7 hereof.

(ii) In the case of termination under this Section 5(b) from his role as EC:

(A)The Company shall pay to Executive as severance a cash payment in an amount equal to the sum of (A) one and one-half (1-1/2) times Executive’s EC Base Salary and (B) one (1) times the target annual Bonus of one hundred twenty five percent (125%) of Executive’s then current EC Base Salary, such cash amount to be paid to Executive ratably monthly in arrears over the eighteen (18)-month period immediately following such termination. Additionally, the Company shall pay to Executive  a pro rata portion of the annual Bonus relating to the EC Base Salary applicable to the fiscal year in which termination occurs based on the amount Executive would have earned for the fiscal year in which termination occurs, based on the achievement of the applicable MIP Performance Targets for such year, as determined by the Compensation Committee Such pro-ration shall be based on the number of weeks Executive worked during such fiscal year prior to such termination divided by fifty-two (52). Payment of this pro-rated Bonus amount will be made in cash at the same time which a Bonus would have been paid to Executive for the fiscal year in which termination occurs if Executive had not terminated employment with the Company. If Executive’s employment is terminated during the Initial Term by the Company without Cause, by Executive for Good Reason, or due to a Change in Control Termination, then for purposes of the calculation of the cash payments due to Executive pursuant to this Section 5(b)(ii)(A) above, this amount shall be equal to the greater of (xx) the cash amount referred to in this Section 5(b)(ii)(A) above or (yy) a cash amount equal to Executive’s monthly EC Base Salary times the number of months remaining in the Initial Term, with a pro rata amount being calculated for any partial month in such time period. Payments otherwise receivable by Executive pursuant to this Section 5(b)(ii) shall cease immediately upon the discovery by the Company of Executive’s breach of the covenants contained in Sections 6 or 7 hereof.

Exhibit 10.1

(B)For the eighteen (18)-month period immediately following such termination, the Company shall arrange to provide Executive and his dependents the additional benefits specified in Section 3(c) substantially similar to those provided to Executive and his dependents by the Company immediately prior to the date of termination, at no greater cost to Executive or the Company than the cost to Executive and the Company immediately prior to such date. Benefits otherwise receivable by Executive pursuant to this Section 5(b)(ii) shall cease immediately upon the discovery by the Company of Executive’s breach of the covenants contained in Sections 6 or 7 hereof. In addition, benefits otherwise receivable by Executive pursuant to this Section 5(b)(ii) shall be reduced to the extent benefits of the same type are received by Executive during the eighteen (18)-month period following Executive’s termination of employment (and any such benefits received by or made available to Executive shall be reported to the Company by Executive); provided, however, that the Company shall reimburse Executive for the excess, if any, of the cost of such benefits to Executive over such cost immediately prior to the date of termination.

(C)Executive’s accrued vacation (determined in accordance with Company policy) at the time of termination shall be paid as soon as reasonably practicable.

(D)If Executive’s employment with the Company terminates during the Term and Executive is eligible for benefits under this Section 5(b)(ii), Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company pursuant to this Section 5(b)(ii), and there shall be no reduction or offset of such payments following Executive’s obtaining any other employment.

(E)All unvested outstanding time-based equity awards shall immediately vest in full, as provided in the applicable equity award agreements.

(F)A condition precedent to the Company’s obligations to pay the severance and benefits in Section 5(b)(i) and/or Section 5(b)(ii) shall be the Executive’s execution and delivery within fifty-five (55) days following his termination of such role(s) of a timely, effective and irrevocable release of claims in favor of the Company, the Parent and their controlled affiliates with respect to such terminated role(s), in the form as set forth in Exhibit A to this Agreement (such condition, the “Release Condition”); it being agreed and understood, that in the case of a termination of only the Executive’s CEO role then such release of claims shall be limited to the Executive’s CEO role and in the case of termination of all his role then such release of shall apply to all his roles with the Company, in each case using the form attached in Exhibit A to this Agreement. If the Executive fails to execute and deliver such release of claims within such fifty-five (55) day period, or if he revokes such release as provided therein, then he shall not receive the payments and benefits provided in Section 5(b)(i) and 5(b)(ii) or any other payment to which he is not otherwise entitled, except as provided in this Agreement. Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the sixtieth (60th) day after termination of employment (subject to further delay, if required pursuant to Section 9(b) below) provided that the Release Condition is satisfied.

(c)Change in Control Termination. Upon a Change in Control Termination, and subject to the limitation in Section 5(b)(ii)(G) above, Executive shall be entitled to the payments and benefits as set forth in Section 5(b)(ii) above, and in addition all outstanding unvested performance-

Exhibit 10.1

based equity awards (as so defined in the applicable equity award agreements) shall immediately vest in full (at the target level), as provided in the applicable equity award agreement; provided, that as a condition precedent for Executive to be entitled to these payments, benefits and equity awards, he shall comply with the provisions of Section 5(b)(ii)(F) above.

6. Agreement Not to Compete.

(a) Executive agrees that during the Non-Competition Period (as defined below), he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner or stockholder of any business, or in any other capacity, provide services of the same or similar kind or nature that he provides to the Company to, or have a financial interest in (excepting only the ownership of not more than two percent (2%) of the outstanding securities of any class listed on an exchange or the Nasdaq Stock Market), any competitor of the Company (which means any person or organization that is in the business of or makes money from designing, developing, or selling products or services similar to those products and services developed, designed or sold by the Company); provided, however, that Executive may provide services to or have a financial interest in a business that competes with the Company if his employment or financial interest is with a separately managed or operated division or affiliate of such business that does not compete with the Company; and provided further, that the obligations set forth in this section 6(a) shall be subject to the provisions of section 10(s). The “Non-Competition Period” is the period of Executive’s employment (whether serving as EC, CEO, or both) hereunder plus a period of eighteen (18) months immediately thereafter. In recognition, acknowledgment and agreement that the Company’s business and operations extend throughout North America, Latin America, the European Union, Asia and any other worldwide location in which the Company does business, the parties agree that the geographic scope of this covenant not to compete shall extend to North America, Latin America, the European Union, Asia and any other worldwide location in which the Company does business.

(b) Without limiting the generality of Section 6(a) above, Executive further agrees that during the Non-Competition Period, he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, solicit, divert, take away, or attempt to solicit, divert, or take away or otherwise contact any of the Company’s customers with whom Executive had contact, responsibility for, or had acquired confidential information about by virtue of his employment with the Company at any time during his employment, if such contact is for the general purpose of selling products that satisfy the same general needs as any products that the Company had available for sale to its customers during the Non-Competition Period.

(c) Executive agrees that during the Non-Competition Period, he shall not (i) contact in order to induce, solicit or encourage any person to leave the Company’s employ and (ii) hire any person who is an employee or consultant with the Company or who was an employee or consultant during the six (6) month period preceding such activity, without the Company’s written consent. Nothing in this paragraph is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

(d) The Non-Competition Period shall be tolled by and automatically extended by the length of a breach by Executive, to the extent permitted by law. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law.

Exhibit 10.1

(e) Executive hereby agrees not to defame or disparage the Company, its controlled affiliates and their respective officers, directors, members or employees. Executive hereby agrees to cooperate with the Company and its controlled affiliates, upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its controlled affiliates or their directors, members, officers or employees.

(f) For purposes of this Section 6 and Section 7 below, the “Company” refers to the Company, the Parent, and any incorporated or unincorporated controlled affiliates of the Company.
7. Secret Processes and Confidential Information.

(a) Executive agrees to hold in strict confidence and, except as the Company may authorize or direct, not disclose to any person or use (except in the performance of his services hereunder) any confidential information or materials received by Executive from the Company and any confidential information or materials of other parties received by Executive in connection with the performance of his duties hereunder. For purposes of this Section 7(a), confidential information or materials shall include existing and potential customer information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques and business ideas or practices. The restriction on Executive’s use or disclosure of the confidential information or materials shall remain in force during Executive’s employment hereunder and until the earlier of (i) a period of seven (7) years thereafter or (ii) such information is of general knowledge in the industry through no fault of Executive or any agent of Executive. Executive also agrees to return to the Company promptly upon its request any Company information or materials in Executive’s possession or under Executive’s control. This Section 7(a) is not intended to preclude Executive from being gainfully employed by another entity, organization, association or person, or from being gainfully self-employed. Rather, it is intended to prohibit Executive from using the Company’s confidential information or materials in any subsequent employment or employment undertaken that is not for the benefit of the Company during the identified period.

(b) Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by Executive during the period of Executive’s employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from Executive’s use of the Company’s premises or property (collectively called the “Inventions”). Executive acknowledges and agrees that all the Inventions shall be the sole property of the Company, and Executive hereby assigns to the Company all of Executive’s rights and interests in and to all of the Inventions, it being acknowledged and agreed by Executive that all the Inventions are works made for hire. The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions. Executive agrees to assist the Company at the Company’s expense to obtain and, from time to time, enforce patents and copyrights on the Inventions.

(c) Upon the request of and, in any event, upon termination of Executive’s employment with the Company for any reason, Executive shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals and all other tangible information in whatever form which pertains to the Company, and Executive will not retain any such information or any reproduction

Exhibit 10.1

or excerpt thereof. Nothing in this Agreement or elsewhere shall prevent Executive from retaining his desk calendars, address book (including electronic address books and contacts lists) and rolodex.

(d) Nothing in this Section 7 diminishes or limits any protection granted by law to trade secrets or relieves Executive of any duty not to disclose, use or misappropriate any information that is a trade secret for as long as such information remains a trade secret.

(e) Notwithstanding any provision in this Agreement or any agreements on confidentiality, trade secrets or inventions, employment or severance agreements, or any other agreement that Executive may have entered into with the Company, the Parent or any subsidiaries or affiliates thereof on or prior to the date hereof (collectively, the “Confidentiality Agreements”), nothing contained in any of the Confidentiality Agreements shall (i) prohibit Executive from cooperating with or reporting to the staff of the Securities and Exchange Commission (“SEC”) possible violations of any law or regulation of the SEC, (ii) prohibit Executive from cooperating with or making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limit Executive's right to receive an award for information provided to the SEC staff in accordance with the foregoing.  In addition, Executive shall not be prohibited from cooperating with or reporting to any government agency, including the National Labor Relations Board, the Department of Labor, or the Equal Employment Opportunity Commission or any other federal, state or local agency or authority.  Executive does not need the prior authorizations of the Company or Parent to engage in such cooperation, reports, communications or disclosures and Executive is not required to notify the Company or Parent if he engages in any such cooperation, reports, communications or disclosures.

8. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one (1) business day after delivery to an overnight delivery courier, or (d) on the fifth (5th) calendar day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

(a) For notices and communications to the Company or to the Parent:

Spectrum Brands, Inc.

3001 Deming Way

Middleton, Wisconsin 53562

Facsimile: (608) 288-7546

Attention: General Counsel

(b) For notices and communications to Executive: at the address set forth in the records of the Company, as updated at the request of Executive from time to time.

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

9. Section 409A.

Exhibit 10.1

(a) This Agreement is intended to satisfy the requirements of Section 409A (“Section 409A”)  of the Internal Revenue Code (the “Code”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with payments and benefits provided in accordance with the terms of this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(b) Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) Executive is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s separation from service or, if earlier, Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c) Any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to Executive only upon a “separation from service,” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

(d) Notwithstanding anything to the contrary in Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification

Exhibit 10.1

payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
10. General.

(a) Dispute Resolution. Any controversy, claim or dispute between the parties relating to Executive’s employment or termination of employment, whether or not the controversy, claim or dispute arises under this Agreement (other than any controversy or claim arising under Section 6 or Section 7), shall be resolved by arbitration in accordance with the Employment Arbitration Rules and Mediation procedures of the American Arbitration Association (“Rules”)  through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of New York. In reaching his or her decision, the arbitrator shall have no authority (1) to interpret or enforce Section 6 or Section  7 of the Agreement (for which Section 10(b) shall provide the sole and exclusive venue), (2) to change or modify any provision of this Agreement, (3) to base any part of his or her decision on the common law principle of constructive termination, or (4) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Agreement. Each party shall bear all of his or its own legal fees, costs and expenses of arbitration and one-half (1/2) of the costs of the arbitrator.

(b) Governing Law and Claims under Section 6 or 7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law provisions. Furthermore, as to Section 6 and Section 7, Executive, the Company and the Parent each agrees and consents to submit to personal jurisdiction in the State of New York or in any state or federal court of competent subject matter jurisdiction situated in New York County, New York. Executive, the Company and the Parent further agree that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of Section 6 and Section 7 of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in New York County, New York. In addition, Executive, the Company and the Parent each waive any right to challenge in another court any judgment entered by such New York County court or to assert that any action instituted by another party to this Agreement in any such court is in the improper venue or should be transferred to a more convenient forum.

(c) Waiver of Jury Trial; Service. Executive, the Company and the Parent waive any right he or they may otherwise have to a trial by jury in any action to enforce the terms of this Agreement. The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 8, or such other updated address as has been provided to the other parties from time to time in accordance with Section 8. Each party shall bear its own costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.

(d) Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no

Exhibit 10.1

manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(e) Successors and Assigns. This Agreement shall be binding upon Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company, the Parent and their subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

(f) Entire Agreement. This Agreement and the schedule hereto constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them with respect to the subject matter hereof (including, but not limited to, the Initial Agreement).

(g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or other electronic means (including by pdf) shall be deemed effective for all purposes.

(h) Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation during his employment hereunder in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliates and for which Executive may qualify, except for any severance plan, program, policy or arrangement. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company or any affiliated company at or subsequent to the date of Executive’s termination of employment with the Company shall, subject to the terms hereof or any other agreement entered into by the Company and Executive on or subsequent to the date hereof, be payable in accordance with such plan or program.

(i) Mitigation. In no event shall Executive be obligated to seek other employment by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

(j) Equitable Relief. Executive expressly agrees that breach of any provision of Sections 6 or 7 of this Agreement would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of such provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of posting bond or proving the actual damage to the Company. If the Company or one of its controlled affiliates shall institute any action or proceeding to enforce any such restrictive covenant, Executive hereby waives the claim or defense that the Company or such controlled affiliate has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to seek any other relief to which it may be entitled.

(k) Severability. Sections 6(a), 6(b), 6(c), 7(a), 7(b) and 10(i) of this Agreement shall be considered separate and independent from the other sections of this Agreement and no invalidity of 15

Exhibit 10.1

any one of those sections shall affect any other section or provision of this Agreement. However, because it is expressly acknowledged that the pay and benefits provided under this Agreement are provided, at least in part, as consideration for the obligations imposed upon Executive under Sections 6(a), 6(b), 6(c), 7(a) and 7(b), should Executive challenge those obligations or any court of competent jurisdiction determine that any of the provisions under these Sections is unlawful or unenforceable, such that Executive need not honor those provisions, then Executive shall not receive the pay and benefits provided for in this Agreement following termination (or if he has already received severance pay or benefits, Executive shall be required to repay such severance pay and benefits to the Company within ten (10) calendar days of written demand by the Company) if otherwise available to Executive, irrespective of the reason for the end of Executive’s employment. Except as set forth in the preceding two sentences, if any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(l) No Construction Against Drafter. The parties acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties and not in favor or against either party.

(m) Cooperation. Executive agrees to cooperate with the Company, during the Term and for the two (2) years immediately thereafter, by being reasonably available to testify on behalf of the Company or any controlled affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting at mutually agreeable times and places with the Board or its representatives or counsel, or representatives or counsel to the Company, or any affiliate, as reasonably requested; provided that such obligation to cooperate does not unreasonably interfere with Executive’s business or personal affairs. The Company agrees to reimburse Executive for all reasonable expenses (including reasonable attorneys’ fees) incurred by Executive in connection with his provision of testimony or assistance or other cooperation contemplated by this Section.

(n) Withholding. The Company and its controlled affiliates may withhold from any amounts payable to Executive hereunder all federal, state, city, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(o) Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(p) Representations of Executive.Executive represents, warrants and covenants that as of the date hereof and as of the Effective Date Executive commences employment with the Company: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company

Exhibit 10.1

hereunder during or after the Term, and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

(q) Clawback. The Executive acknowledges that to the extent required by applicable law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act) or by any applicable award agreement, the Bonus and other incentive compensation shall be subject to any required clawback, forfeiture, recoupment or similar requirement.

(r) Indemnification. To the maximum extent permitted by law and the Parent’s and the Company’s governing documents and applicable insurance agreements, the Parent and the Company shall indemnify Executive, hold Executive harmless, and make advances for expenses (including attorneys and costs) to Executive (subject to Executive’s providing an undertaking to repay the Parent and the Company, as the case may be, that is acceptable to the Parent or Company, as applicable) with respect to any and all losses, claims, demands, liabilities, costs, damages, expenses (including, without limitation, reasonable attorneys’ fees and expenses) and causes of action imposed on, incurred by, asserted against or to which Executive may otherwise become subject by reason of or in connection with any act or omission of Executive, including any negligent act or omission, for and on behalf of the Parent or the Company that occurs during Executive’s employment with the Company and Parent or in connection with Executive providing cooperation to the Company and/or the Parent as set forth in Section 10(m), that Executive reasonably and in good faith believes is in the furtherance of the interests of the Company and/or the Parent, unless such act or omission constitutes gross negligence or intentional misconduct or is outside of the scope of Executive’s authority; provided,  however, that this Section 10(r) shall not be construed to grant Executive a right to be indemnified by the Company or the Parent (i) for actions or proceedings brought by the Company or the Parent for breach or anticipated breach of this Agreement by Executive, or (ii) for any action, suit, arbitration or other proceeding (or portion thereof) initiated by Executive, unless authorized or ratified by the Board.

(s)Permitted Activity.  Notwithstanding anything in this Agreement to the contrary, Executive shall be permitted to be an investor, director, officer and/or employee of one (1) special purpose acquisition company (“SPAC”). In addition, if during the Non-Competition Period, an opportunity  related to the Company’s and/or the Parent’s business (or which is similar to or competitive with a business of the Company and/or the Parent) is presented to the Executive, whether as a director (in his capacity as a director) or as an employee, then if the Specified Conditions are met, the Executive may pursue such opportunity and be engaged with such activity (whether in connection with the SPAC or any company involved in a business combination with the SPAC or otherwise) and it shall not be deemed a breach of this Agreement (notwithstanding anything contained in Section 6) or the Company’s and/or the Parent’s corporate guidelines or the Company’s and/or the Parent’s articles of incorporation or any other agreement.   For purposes of this Agreement, “Specified Conditions” means that (i) such opportunity is presented to a committee of independent directors of the Board, (ii) the committee determines not to pursue such opportunity and (iii) the committee consents in writing to the Executive pursuing such opportunity for his own benefit (whether through a SPAC or any company involved in a business combination with the SPAC or otherwise).

Exhibit 10.1

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPECTRUM BRANDS HOLDINGS, INC.

By:

Nathan E. Fagre

Senior Vice President, General Counsel and Secretary

SPECTRUM BRANDS, INC.

By:

Stacey Neu

Senior Vice President, Human Resources

EXECUTIVE:

David M. Maura

Exhibit 10.1

Exhibit 10.1

Execution Copy

EXHIBIT A

RELEASE OF CLAIMS (“Release”)

1.Release of Claims

In partial consideration of the payments and benefits described in Section 5 of the Employment Agreement (the “Employment Agreement”) dated April 25, 2018, between Spectrum Brands, Inc., a Delaware corporation (the “Company”), Spectrum Brands Holdings, Inc., a Delaware corporation (including any entity that becomes the successor public holding company of such entity, the “Parent”), and David M. Maura (“Executive”), to which Executive agrees that Executive is not entitled until and unless Executive executes this Release and it becomes effective in accordance with the terms hereof, Executive, for and on behalf of himself and his heirs, successors and assigns, subject to the last sentence of this Section 1, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company, the Parent, and their shareholders, parents, subsidiaries, controlled affiliates, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their controlled affiliates, successors and assigns (collectively, the “Releasees”), by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising out of Executive’s employment or termination of employment (whether under the Employment Agreement or otherwise, including without limitation, any claims for severance or separation pay pursuant to the Employment Agreement), or any term or condition of that employment, or arising under federal, state, local or foreign laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. Executive further agrees that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by Executive, Executive’s descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, Executive acknowledges that Executive intends to waive and release any rights known or unknown that Executive may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to (i) any rights he may have to any severance payments or benefits under Section 5 of the Employment Agreement, (ii) any rights set forth in Section 7(e) of the Employment Agreement, and (iii) rights that cannot be released as a matter of law (collectively, the “Unreleased Claims”).

Exhibit 10.1

2.Proceedings

Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”). Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that Executive will not initiate or cause to be initiated on his behalf any Proceeding (except with respect to an Unreleased Claim) and will not participate in any Proceeding (except with respect to an Unreleased Claim), in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing this Release, Executive will be limiting the availability of certain remedies that Executive may have against the Company and/or the Parent and limiting also the ability of Executive to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

3.Time to Consider

Executive acknowledges that Executive has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.Revocation

Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section 5(b)(ii)(A), (B) and (E) of the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period, consistent with the terms of the Employment Agreement.  If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release. Notwithstanding any of the foregoing, the Company acknowledges that it will pay any amounts related to accrued and unused vacation as referenced in Section 5(b)(ii)(C) in accordance with any applicable laws.

2

Exhibit 10.1

5.No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive, on the one hand, or any of the Releasees, on the other hand.

6.General Provisions

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof.  If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

7.Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, Executive has executed and delivered this Release as of the date written below.

__________________________________________________

DATEDavid M. Maura

3